AMENDMENT TO
DISTRIBUTION AND SHAREHOLDER SERVICES AGREEMENT Service Shares of Janus Aspen Series
(for Insurance Companies)

This Amendment ("Amendment") is to the Distribution and Shareholder Services Agreement by and among Janus Distributors LLC (the "Distributor") and Principal Life Insurance Company (the "Company") and is entered into as of November 1, 2011.

RECITALS

WHEREAS, the Distributor and the Company are currently parties to the Distribution and Shareholder Services Agreement dated August 28, 2000 (the "Agreement");

WHEREAS, the parties wish to add Principal National Life Insurance Company ("Principal National Life") and Princor Financial Services Corporation ("Broker-Dealer") as parties to the Agreement;

WHEREAS, Broker-Dealer provides the services and is paid the Distribution Fee pursuant to this Agreement; and

WHEREAS, the parties wish to amend the Agreement as set forth below.

AMENDMENT

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
Principal National Life shall be an additional party to the Agreement and all references in the Agreement to the "Company" shall mean Principal National Life and/or Principal Life Insurance Company as applicable.

2.
Broker-Dealer shall be an additional party to the Agreement. The parties acknowledge that the Broker-Dealer provides the distribution and shareholder services and is paid the Distribution Fee pursuant to this Agreement.

3.	The following shall be added as new Section 5A of the Agreement:

"5A.    Broker-Dealer Representations, Warranties, and Agreements. The Broker-Dealer represents, warrants, and covenants that is registered with the SEC as a broker-dealer pursuant to the 1934 Act, is a member in good standing of FINRA, and is qualified to conduct business under the laws of any applicable state in which the Shares may be sold."

4.	Section 6 of the Agreement shall be deleted in its entirety and replaced with the following:

"6.     Term and Termination.

"(a)     This Agreement may be terminated with respect to any Portfolio by the Distributor or by the Company, without penalty, upon 60 days' prior written notice to the other party.

(b)    In addition, any party may terminate this Agreement immediately if at any time it is determined by any federal or state regulatory authority that compensation to be paid under this Agreement is in violation of or inconsistent with any federal or state law.

(c)     This Agreement will terminate at the option of any party in the event of the termination of the Participation Agreement."

5.    The Agreement, as supplemented by this Amendment, is ratified and confirmed.

6.	This Amendment may be executed in two or more counterparts which together shall constitute one instrument.

IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

JANUS DISTRIBUTORS, INC.	PRINCIPAL LIFE INSURANCE COMPANY

By: /s/ Russell P. Shipman	By: /s/ Sara Wiener
Name: Russell P. Shipman	Name: Sara Wiener
Title: Senior Vice President	Title: Director - Prod. Mgmt

PRINCOR FINANCIAL SERVICES CORPORATION	PRINCIPAL NATIONAL LIFE INSURANCE COMPANY

By: /s/ Marty Richardson	By: /s/ Sara Wiener
Name: Marty Richardson	Name: Sara Wiener
Title: Director - Princor	Title: Director - Prod. Mgmt